Harman International PRESS RELEASE

August 18, 2004

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411
HARMAN INTERNATIONAL REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FULL YEAR

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record results for the fourth quarter and full fiscal year 2004.  Net sales for the quarter were $732.0 million compared to $623.3 million during the fourth quarter of last year, an increase of 17 percent.  Net income for the three-month period was $53.0 million, a 42 percent increase over net income of $37.4 million during the same period last year.  Earnings per diluted share were $0.76 for the quarter versus $0.55 a year ago.  The fourth quarter results are net of a non-operating charge of $6.7 million associated with the repurchase of Company debt.

For the fiscal year-ended June 30, 2004, net sales rose 22 percent to $2.711 billion compared to $2.229 billion last year.  Net income for the fiscal year increased 50 percent to $157.9 million and earnings per diluted share were $2.27.  In the prior year, net income was $105.4 million and earnings per diluted share were $1.55.

Consumer Systems Group net sales were $2.230 billion for the fiscal year, a 25 percent increase compared to $1.783 billion last year.  Professional Group net sales for the twelve-month period were $481.7 million compared to $446.0 million in the prior year, an 8 percent increase.

The Company announced that Gregg Stapleton, its Chief Operating Officer, will retire on December 31, 2004.  He will continue in an exclusive consulting arrangement with the Company.  Frank Meredith, the Chief Financial Officer, will succeed him and will become Executive Vice President and Chief Operating Officer.  At the same time, Dr. Erich Geiger will become Executive Vice President and Chief Technology Officer.  He will continue as Executive Chairman of Harman Becker, the Company’s automotive OEM division.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer commented:

“We produced record net sales and earnings for the fourth quarter and fiscal year ended June 30, 2004.  Infotainment System sales to automotive customers were strong as we successfully

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launched several new programs.  During the fourth quarter, the Company received two major awards from Chrysler Corporation for new Navigation/Infotainment Systems.  The new Chrysler Navigation/Infotainment systems are expected to be used across the range of Chrysler vehicles beginning in Fiscal 2007.

The Company had strong working capital performance during the year and we were able to reduce our debt significantly while adding $230 million to our cash balance.

We are proud of our fiscal 2004 achievements, and look forward to the opportunities that lie ahead in the next fiscal year."

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the fourth quarter and twelve-months ended June 30, 2004, and to offer management’s outlook for future periods.  To participate in the conference call, please call (800) 230-1093 or for international calls dial (612) 332-0530 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through August 25, 2004.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 742095.

Harman International Industries, Incorporated (www.harman.com)is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:   Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities,  those of our customer or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net sales	$732,037	623,329	2,711,374	2,228,519
Cost of sales	472,581	434,695	1,822,782	1,577,372

Gross profit	259,456	188,634	888,592	651,147

Selling, general and administrative expenses	172,145	131,806	634,127	484,253

Operating income	87,311	56,828	254,465	166,894

Other expenses:
Interest expense, net	3,387	5,810	17,207	22,621
Miscellaneous, net	7,379	468	9,738	1,802

Income before income taxes	76,545	50,550	227,520	142,471

Income tax expense	23,576	13,144	69,637	37,043

Net Income	$52,969	37,406	157,883	105,428

Basic EPS	$0.80	0.58	2.40	1.63
Diluted EPS	$0.76	0.55	2.27	1.55

Shares outstanding – Basic	66,059	64,654	65,779	64,688
Shares outstanding – Diluted	69,863	68,100	69,487	68,048

Note: The earnings per share and shares outstanding for each period presented reflect the two-for-one stock split on December 4, 2003.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	June 30,	June 30,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$377,708	$147,911
Accounts receivable	426,211	363,121
Inventories	291,710	349,626
Other current assets	108,406	106,966

Total current assets	1,204,035	967,624

Property, plant and equipment	434,091	393,920
Goodwill	251,722	221,579
Other assets	98,962	120,535

Total assets	$1,988,810	$1,703,658

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$3,898	$4,345
Current portion of long-term debt	3,411	964
Accounts payable and accrued liabilities	655,045	482,101

Total current liabilities	662,354	487,410

Long-term debt	387,616	497,759
Other non-current liabilities	63,844	62,704

Total shareholders’ equity	874,996	655,785

Total liabilities and shareholders’ equity	$1,988,810	$1,703,658